Exhibit 21.1

SUBSIDIARIES OF NTELOS HOLDINGS CORP.

Subsidiary	Jurisdiction of Incorporation

NTELOS Cable Inc.	Virginia

NTELOS Cable of Virginia Inc.	Virginia

NTELOS Communications Inc.	Virginia

NTELOS Inc.	Virginia

NTELOS Licenses Inc.	Virginia

NTELOS Payroll Corp.	Virginia

NTELOS PCS Inc.	Virginia

NH Licenses LLC	Virginia

R&B Cable, Inc	Virginia

R&B Communications, LLC	Delaware

Richmond 20MHz, LLC	Delaware

The Beeper Company	Virginia

Virginia PCS Alliance, L.C.	Virginia

Virginia RSA 6 LLC	Virginia

West Virginia PCS Alliance, L.C.	Virginia